Exhibit 10.24

SHARE PURCHASE AGREEMENT
dated as of November 30, 2010
among
ALPHA AND OMEGA SEMICONDUCTOR LIMITED,
THE PARTIES SET FORTH ON SCHEDULE A,
BEN YANG AS REPRESENTATIVE,
and
AGAPE PACKAGE MANUFACTURING LTD.
relating to the purchase and sale
of the Preferred Shares of
AGAPE PACKAGE MANUFACTURING LTD.

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT, dated as of November 30, 2010 (the “Agreement”), among Alpha and Omega Semiconductor Limited, a Bermuda exempted company (the “Buyer”), the parties set forth on Schedule A hereto (the “Shareholders”), Ben Yang as Representative and Agape Package Manufacturing Ltd., a Cayman Islands exempt company (the “Company”).
WITNESSETH
WHEREAS, the Shareholders collectively own 22,300,000 shares (the “Shares”) of the issued and outstanding preferred shares, with a par value of $0.001 per share (the “Preferred Shares”), of the Company;
WHEREAS, each Shareholder is the record and beneficial owner of the number of Shares set forth opposite each such Shareholder’s name on Schedule A hereto under the heading “Number of Shares Owned”;
WHEREAS, the Shareholders desire to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Shareholders, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the owners of issued and outstanding Common Shares of the Company also desire to sell the Common Shares to the Buyer pursuant to a separate Share Purchase Agreement, dated on the same date hereof (the “Common Share Purchase Agreement”).
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.
“Acquired Company” means the Company and each of its Subsidiaries.
“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.
“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” means any Plan, existing at the Closing Date or prior thereto, established, sponsored or to which contributions have at any time been made by any Acquired Company, or any predecessor of any of the foregoing, or under which any employee, former employee, director or independent contractor of any Acquired Company is covered, is eligible for coverage, has benefit rights, or for which any Acquired Company is a party, is subject to or may have Liabilities.
“Books and Records” means minutes books, share books, share ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Acquired Companies, including books and records relating to, and tangible embodiments of, the Acquired Company’s intellectual property.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco, California or Cayman Islands are authorized or required by Law to close.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Change of Control Event” shall have the meaning set forth in Section 5.13(c).
“Buyer Common Shares” means the common shares of the Buyer, with a par value of $0.002 per share.
“Buyer Deductible” shall have the meaning set forth in Section 8.2(c).
“Buyer Indemnitees” shall have the meaning set forth in Section 8.2(a).
“Buyer SEC Filings” shall have the meaning set forth in Section 4.7.
“Buyer’s Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by the Buyer to the Representative, which is attached to this Agreement.
“Buyer Warrant Losses” shall have the meaning set forth in Section 8.2(c).
“Centre” shall have the meaning set forth in Section 9.7(b).
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Common Shares” means the common shares of the Company, with a par value of $0.001 per share.
“Common Share Purchase Agreement” shall have the meaning set forth in the Recitals.
“Company” shall have the meaning set forth in the Preamble.

“Company Share Options” means options to purchase Common Shares issued pursuant to the Company Share Plan.
“Company Share Plan” means 2004 Share Plan adopted by the Company, as amended from time to time.
“Continuing Employees” shall have the meaning set forth in Section 5.16.
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any invoice, sales order or purchase order.
“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.
“D&O Indemnitees” shall have the meaning set forth in Section 5.15.
“Effective Time” shall have the meaning set forth in Section 2.2.
“Eligible Employees” shall have the meaning set forth in Section 5.6(c).
“Equity Incentive Amount” shall have the meaning set forth in Section 5.6(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Shares” shall have the meaning set forth in Section 2.3(a)(ii).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi- governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Indebtedness” means any of the following: (a) any indebtedness, whether or not contingent, for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.
“Inventory” means all raw materials, supplies, parts, work in process and finished goods inventory.
“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Liabilities” means any direct or indirect liabilities, obligations, expenses, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise, including any unpaid Taxes and associated obligations thereof such as filing or disclosure requirements under the applicable Tax Law.
“Lien” means, with respect to any property or asset (including the Shares), any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.
“Losses” means any loss, Liabilities, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost or expense of any nature; provided, however, that “Losses” shall not include any special, punitive, exemplary, speculative, indirect, remote or consequential damages, diminutions of value or damages for lost profits.
“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Acquired Companies, taken as a whole, excluding any effect to the extent arising out of (i) changes in the global economies or securities or financial markets, (ii) changes that generally affect the industry in which the Company or any of its Subsidiaries operates, (iii) changes arising in connection with hostilities, acts of war, sabotage or terrorism or military actions, (iv) any action taken by the Buyer or its Affiliates with respect to transactions contemplated hereby, (v) changes in applicable Laws or accounting rules (including GAAP), (vi) the failure of the Acquired Companies to meet any of their internal projections or forecasts, (vii) hurricanes, earthquakes, fires, floods or other acts of God, or (viii) the public announcement of this Agreement or the transactions contemplated hereby.
“Notice” shall have the meaning set forth in Section 9.1.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Permit” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Governmental Entity or pursuant to any Law.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association.
“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, share purchase, share option, share ownership, share appreciation rights, restricted share, phantom share, share or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual.
“PRC Section 698” means the Notice of the State Administration of Taxation on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, Guoshuihan [2009] No. 698.
“Preferred Shares” shall have the meaning set forth in the Recitals.
“Released Party” shall have the meaning set forth in Section 5.11.
“Representative” shall have the meaning set forth in Section 5.12(a).
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.
“SEC” means the Securities and Exchange Commission of the United States or any successor.
“Securities Act” shall mean Securities Act of 1933, as amended from time to time.
“Shares” shall have the meaning set forth in the Recitals.
“Shareholder Agreements” shall have the meaning set forth in Section 5.10.

“Shareholder Deductible” shall have the meaning set forth in Section 8.3(c).
“Shareholder Indemnitees” shall have the meaning set forth in Section 8.3.
“Shareholders” shall have the meaning set forth in the Preamble.
“Shareholders’ Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by the Representative to the Buyer, which is attached to this Agreement.
“Shareholder Warrant Losses” shall have the meaning set forth in the Section 8.3(c).
“Special Shareholder” means China-Singapore Suzhou Industrial Park Venture Co., Ltd.
“Special Shareholder Approval” shall have the meaning set forth in Section 6.1(d).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.
“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax, including the state and local tax bureaus of the People’s Republic of China.
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and share transfer taxes and fees.
“$” means United States dollars.
1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will”; (h) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder and (j) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Shareholder will sell, transfer and deliver, and the Buyer will purchase from each Shareholder, on a several, and not joint, basis, all of its respective Shares (free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind), and in exchange such Shareholder will receive, for each Share so transferred, at the election of such Shareholder in its sole discretion, either (i) $1.52 in cash, without interest, or (ii) 0.132 fully paid and non-assessable Buyer Common Shares, provided that with respect to each Shareholder, no more than forty percent (40%) of its Shares shall be exchanged for cash pursuant to clause (i) above, as set forth on Schedule A hereto.
2.2    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California, 94306, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Buyer and the Representative. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing will be deemed effective as of 3:00 p.m. PST on the Closing Date (the “Effective Time”).
2.3    Transactions to be Effected at the Closing.
(a)At the Closing, the Buyer will:
(i)pay to each Shareholder by transfer of immediately available funds in accordance with the instructions provided by such Shareholder and amount equal to (A) $1.52 multiplied by (B) the number of Shares that the Shareholder elects to be exchanged for cash, as set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Number of Shares to be Exchanged for Cash”; and
(ii)issue to each Shareholder a certificate or certificates representing the number of Buyer Common Shares equal to (A) 0.132 multiplied by (B) the number of Shares that the Shareholder elects to be exchanged for Buyer Common Shares (the “Exchange Shares”), as set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Number of Shares to be Exchanged for Buyer Common Shares,” provided that no fractional shares of Buyer Common Shares shall be issued upon the Closing, and in lieu of any fractional shares to which a Shareholder would otherwise be entitled, the Buyer shall pay cash in an amount equal to the product (calculated to the nearest cent) of such fraction and $11.50.
(iii)deliver to the Representative all other documents, instruments or certificates reasonably required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement (including Section 6.3 hereof).
(b)At the Closing, each Shareholder and the Representative, as applicable, will deliver to the Buyer:
(i)a certificate or certificates representing the number of Shares set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Number of Shares Owned,” duly endorsed or accompanied by stock powers duly endorsed in blank and with all required share transfer tax stamps affixed;
(ii)all other documents and instruments necessary to vest in the Buyer all of such Shareholder’s right, title and interest in and to the Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind;
(iii)all copies of the consents, approvals and notices (if any) listed on Section 2.3(b)(iii) of the Shareholders’ Disclosure Schedule obtained or provided, as the case may be, in form and substance reasonably satisfactory to the Buyer; and
(iv)all other documents, instruments or certificates reasonably required to be delivered by such Shareholder at or prior to the Closing pursuant to this Agreement (including Section 6.2 hereof).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Each of the Shareholders, severally but not jointly, and solely with respect to such Shareholder, represents and warrants to the Buyer as of the date hereof and as of the Closing Date, as follows:
3.1    Organization. Such Shareholder, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation.
3.2    Authority and Enforceability. Such Shareholder has the requisite power and authority, and, in the case of any Shareholder that is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided that with respect to the Special Shareholder only, this representation shall be subject to the receipt of the Special Shareholder Approval. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other action is necessary on the part of such Shareholder to authorize this Agreement or to consummate the transactions contemplated hereby; provided that with respect to the Special Shareholder only, this representation shall be subject to the receipt of the Special Shareholder Approval. This Agreement has been duly executed and delivered by such Shareholder. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
3.3    No Conflicts; Consents.
(a)    Except as set forth on Section 3.3(a) of the Shareholders’ Disclosure Schedule, the execution and delivery by such Shareholder of this Agreement does not, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) if such Shareholder is a legal entity, violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of such Shareholder, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Contract, Law or Permit to which such Shareholder is a party or a beneficiary or to which such Shareholder or its Shares is subject, or (iii) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares, except in the case of clause (ii) where such violation, breach, conflict, default, event or other item (taken as a whole) would not reasonably be expected to materially impair or delay the ability of such Shareholder to perform its obligations under this Agreement. There is no Action pending or, to the knowledge of such Shareholder, threatened against or affecting the ability of such Shareholder to enter into the transactions contemplated by this Agreement.
(b)    Except as set forth on Section 3.3(b) of the Shareholders’ Disclosure Schedule, no Permit or Order of, with, or to any Governmental Entity is required by such Shareholder in connection with the execution and delivery, of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of such Shareholder to perform its obligations under this Agreement.
3.4    The Shares.

(a)     Other than the Shareholder Agreements, such Shareholder holds of record and owns beneficially all of the Shares set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Number of Shares Owned”, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. The number of Shares set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Number of Shares Owned” correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Shareholder and such Shareholder does not own (or have any rights in or to acquire) any capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company. Such Shareholder’s Shares were not issued in violation of (i) any Contract to which such Shareholder is or was a party or beneficiary or by which such Shareholder or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by such Shareholder, will be effective to transfer valid title to such Shareholder’s Shares to the Buyer, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.
(b)    Other than the Shareholder Agreements, such Shareholder is not party to (i) any voting agreement, voting trust, registration rights agreement, shareholder agreement or other similar arrangement with respect to the capital stock of the Company or (ii) any Contract obligating such Shareholder to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.
3.5    Disclosure of Information and Investment Experience.
(a)     Such Shareholder understands that the transactions contemplated by this Agreement involve substantial risk. Such Shareholder (i) is a sophisticated investor with respect to the transactions contemplated by this Agreement, (ii) has adequate information concerning the business and financial affairs of the Acquired Companies to make an informed decision regarding the sale of the Shares pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon the Buyer, and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to sell the Shares to the Buyer and (iv) has a preexisting business relationship with the Acquired Company of a nature and duration that enables such Shareholder to assess the merits and risks of the transactions contemplated by this Agreement.
(b)    The Buyer has not given such Shareholder any investment advice, credit information or opinion on whether the sale of the Shares is prudent.
(c)Notwithstanding anything to the contrary contained herein, such Shareholder acknowledges that (i) the Buyer currently may have, and later may come into possession of, information about the Shares or any Acquired Company that is not known to such Shareholder and that may be material to a decision to sell the Shares; (ii) it has determined to sell the Shares to the Buyer notwithstanding its lack of such knowledge and (iii) the Buyer shall not have any liability to any Shareholder with respect to material information that the Buyer possesses and/or such Shareholder’s lack of such information.

3.6    Restricted Securities. Such Shareholder understands and agrees that the Exchange Shares will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations the Exchange Shares may be resold without registration and/or qualification under the Securities Act only in certain limited circumstances.
3.7    Acquisition for Own Account. Such Shareholder is acquiring the Exchange Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Further, such Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated by this Agreement.
3.8    Status of Shareholder. Such Shareholder is either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S, as presently in effect, under the Securities Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Shareholders and the Company as of the date hereof and as of the Closing Date.
4.1    Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the Laws of Bermuda.
4.2    Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Shareholders and each other party thereto, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
4.3    No Conflicts; Consents.
(a)     Except as set forth on Section 4.3 of the Buyer’s Disclosure Schedule, the execution and delivery by the Buyer of this Agreement does not, and the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Buyer or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or resulting in a loss of any rights or require a consent or the delivery of notice, under any Contract, Law or Permit applicable to the Buyer or to which the Buyer is a party or a beneficiary or to which the Buyer or its assets are subject, except in the case of clause (ii) where such violation, breach, conflict, default, event or other item (taken as a whole) would not reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligation under this Agreement. As of the date hereof, there is no Action pending or, to the knowledge of the Buyer, threatened against or affecting the ability of the Buyer to enter into the transactions contemplated in this Agreement.
(b)     Except as set forth on Section 4.3(b) of the Buyer’s Disclosure Schedule, no Permit or Order of, with, or to any Governmental Entity is required by the Buyer in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement.
4.4    Buyer Common Shares. All Exchange Shares to be issued in connection with the transactions contemplated in this Agreement have been duly authorized by all necessary corporation action on the part of the Buyer and, upon delivery of the Exchange Shares in accordance with this Agreement, the Exchange Shares will be validly issued, fully paid and non-assessable and free and clear of all Liens other than restrictions imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. The Exchange Shares will be issued in compliance with all applicable federal, state and foreign securities laws.
4.5    Private Placement. Assuming the accuracy of the representations of the Shareholders contained in Article III, no registration under the Securities Act is required for the offer and sale of the Exchange Shares to the Shareholders as contemplated hereby. The issuance and sale of the Exchange Shares hereunder do not contravene the rules and regulations of The NASDAQ Stock Market.
4.6    Investment Company Act. The Buyer is not, is not required to be registered as and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.7    Buyer SEC Filings. The Buyer has filed all required forms, reports and documents with the SEC since April 28, 2010 (the “Buyer SEC Filings”), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of such Buyer SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.8    No Other Representations and Warranties by the Company or the Shareholders. The Buyer hereby acknowledges that none of the Company, the Shareholders, their respective directors, officers, Affiliates or representatives have made any representations or warranties, express or implied, of any nature whatsoever relating to the Acquired Companies or the business of the Acquired Companies or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in Article III.
ARTICLE V
COVENANTS
5.1    Restrictions on Share Transfers. Each Shareholder hereby agrees not to transfer, assign or pledge, directly or indirectly, by operation of law or otherwise, any of his, her or its Shares (other than the sale of such Shares pursuant to this Agreement) during the period from the date hereof through and including the earlier of (a) the Closing and (b) date of termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment or pledge during such period will not be effective and the Shareholders shall cause the Company not to record such transfer, assignment or pledge in the share and option transfer records of the Company.
5.2    Conduct of Business.
(a)     Except (i) as set forth in this Agreement or on Section 5.2 of the Shareholders’ Disclosure Schedule, (ii) as required by applicable Law, or (iii) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course in a manner consistent with past practice, to pay their debts and Taxes when due, not to shorten or lengthen the customary payment cycles for any of their payables of receivables and, to the extent consistent therewith, to use their commercially reasonable efforts to keep intact their businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and other Persons with which they have significant business relationships. The Company shall promptly forward to Buyer complete and accurate copies of all material notices received or sent by any Acquired Company under any material Contract.
(b)    Without limiting the generality of Section 5.2(a), except (A) as set forth in this Agreement or on Section 5.2(b) of the Shareholders’ Disclosure Schedule, (B) as required by applicable Law, or (C) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company will not, and will cause its Subsidiaries not to, take any action or enter into any transaction that would result in any of the following:
(i)any amendment to or change in the Organization Documents of any Acquired Company;
(ii)other than pursuant to the exercise of Company Share Options outstanding as of the date hereof, any issuance, sale or other disposition or repurchase, redemption or other acquisition of any shares of, or rights of any kind to acquire (including options) any shares of, any capital stock or other equity interests of any Acquired Company;
(iii)any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any capital stock of any Acquired Company (other than any direct or indirect wholly-owned Subsidiary of the Company);
(iv)any reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other equity interests of any Acquired Company or any options or other rights to acquire any of the foregoing;
(v)any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP);
(vi)(A) entry into or amendment or modification to an employment, consulting, severance, change in control or similar Contract, other than with respect to hiring and firing in the ordinary course of business, (B) increase in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, consultant or independent contractor of any Acquired Company, other than the bonus payments to the Eligible Employees as contemplated by Section 5.6(c), (C) grant of any severance or termination pay unless required by the express terms of any Benefit Plan, or (D) any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force;
(vii)(A) except in the ordinary course of business consistent with past practice, any cancellation, material modification, termination or grant of a material waiver or release of any Permit, Contract or other right or claim or give any consent or exercise any material right thereunder or (B) entry into any Contract which would be material to the Acquired Companies (taken as a whole) or outside the ordinary course of business;
(viii)any acquisition, sale, transfer, conveyance, lease or other disposition of any businesses or any properties or assets of any Person that are material, individually or in the aggregate, that have a fair market value in excess of $100,000 by any Acquired Company (other than acquisitions of supplies and sales of Inventory in the ordinary course of business consistent with past practice);
(ix)(A)  any incurrence, guarantee, or assumption by any Acquired

Company of any Indebtedness, or mortgage, pledge or grant of a Lien on any of their properties or assets in excess of $100,000 in the aggregate for the Acquired Companies (taken as a whole), (B) fail to pay any creditor any amount owed to such creditor when due, or (C) except as specifically contemplated by this Agreement, any payment of any principal of or interest on any Indebtedness before the required date of such payment, cancellation of any Indebtedness or waiver of any claims or rights with respect to any Indebtedness;
(x)any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;
(xi)any change in any method of accounting, accounting principle or accounting practice by any Acquired Company or any making of, or any change in, any Tax election, any change in any tax accounting method or any settlement of any claim for Taxes;
(xii)any action that materially violates any provision of this Agreement; or
(xiii)any authorization or entry into any Contract to do, any of the foregoing.
5.3    Access to Information; Notification.
(a)    The Company shall (and shall cause its Subsidiaries to) afford to the Buyer and its officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives reasonable access at all reasonable times to the offices, properties, facilities, Books and Records of the Acquired Companies and the officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of the Acquired Companies to discuss the business, financial condition or prospects of the Acquired Companies, provided that such access does not unreasonably disrupt the normal operations of the applicable Acquired Company and shall comply with all applicable Laws.
(b)    Each Shareholder and the Company shall (and the Company shall cause its Subsidiaries to) provide the Buyer with prompt written notice (i) in the event of the happening of (or such Shareholder or any Acquired Company becoming aware of) any fact, event, or occurrence (taken together with all other facts, events and occurrences) which does, or would reasonably be expected to, have a Material Adverse Effect, or cause a material breach of, or a material inaccuracy in, any of the representations and warranties of such Shareholder set forth in Article III of this Agreement if such fact, event or occurrence existed on the date hereof or material breach of any of such Shareholder’s covenants or any of the Company’s covenants set forth herein, (ii) of any written notice from any Person alleging that the consent of such Person is or could be required in connection with the transactions contemplated by this Agreement and (iii) of any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement.
5.4    Confidentiality. For the twenty-four (24) months period after the Closing, each Shareholder shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that such Person can show that such information (a) is in the public domain through no fault of such Shareholder or any of its Affiliates or (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Shareholder or any of its Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 5.4, and that the Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 5.4.
5.5    Public Announcements. None of the Buyer, the Company, the Shareholders or any of their respective representatives or Affiliates shall issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto, except that any party may make any public disclosure required by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the disclosure shall, where legally permissible, consult with the other parties and allow the other parties reasonable time to comment thereon prior to issuance or release). The parties shall consult with each other concerning the means by which the Acquired Companies’ employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the subject matter of this Agreement, and Buyer will have the right to be present for any such communication.
5.6    Employee Matters.
(a)    Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Share Plan) shall adopt such resolutions and take such other actions (including adopting any plan amendments), if any, as are required to provide that, effective at the Effective Time: (i) each then outstanding Company Share Option granted under the Company Share Plan shall immediately vest in full and become exercisable for all of the Common Shares at the time subject to such option as fully-vested Common Shares; and (ii) each then-outstanding Company Share Option as so fully vested and exercisable shall be cancelled immediately and automatically in exchange for payment of an amount in cash equal to the product of (A) the number of Common Shares subject to such Company Share Option, and (B) the excess, if any, of $0.52 over the per share exercise price of such Company Share Option. All such cash payments to be paid pursuant to the immediately preceding clauses (ii) shall be referred to herein as the “Equity Incentive Amounts”. Any Equity Incentive Amounts shall be paid by the Company promptly following the Closing through the payroll of the Company, but in no event later than twenty (20) Business Days after the Closing. For purposes of clarity, no payment shall be made with respect to any Company Share Option so cancelled with a per-share exercise price that equals or exceeds $0.52.
(b)    Within twenty (20) Business Days after the Closing, the Company shall pay or cause to be paid to each holder of Company Share Options granted under the Company Share Plan any Equity Incentive Amounts to which such holder is entitled as determined in accordance with Section 5.6(a) through the Company’s payroll less any Taxes which the Company must withhold or is liable to pay to any Tax authority.
(c)    Prior to the Closing, the Company shall grant, effective as of the Effective Time, a cash bonus to each employee who holds Common Shares or Company Share Options upon the execution of this Agreement and who continues to be employees of the Company on the Closing Date (the “Eligible Employees”), an amount of $0.13 for each Common Share or each Common Share subject to the Company Share Option held by such employee. The foregoing cash bonus shall be declared upon the execution hereof and paid immediately following the Closing through the payroll of the Company, but in no event later than twenty (20) Business Days after the Closing.
5.7    Payment of Taxes and Fees. Each Shareholder shall pay all Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, which are imposed on such Shareholder in accordance with applicable Tax Law by a duly empowered Taxing Authority. Each Shareholder shall file all necessary documentation and Tax Returns with respect to such Taxes.
5.8    Transaction Expenses. Subject to Section 9.3 hereof, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, pay any and all costs, fees or expenses incurred, owed or payable by the Acquired Companies in connection with the transactions contemplated by this Agreement, including any cost, fees or expenses for which the Acquired Companies have not yet been invoiced.
5.9    Further Assurances. Except as otherwise provided herein, the Buyer, the Company and each Shareholder shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.
5.10    Termination of Shareholder Rights. Effective upon the Closing, without any further action on the part of any party, the Amended and Restated Series A Preferred Shares Subscription and Warrant Agreement, the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Right of First Refusal Agreement and the Amended and Restated Voting Agreement, each dated as of October 21, 2004 (collectively, the “Shareholder Agreements”), shall be terminated automatically. Each of the Shareholders and the Company hereby waives each provision of any of the Shareholder Agreements that is or, with or without notice or lapse of time or both, would be in conflict with or violated by the execution, delivery or performance by such Shareholder or the Company of this Agreement (including (x) the notice requirement pursuant to Section 2.8 of the Amended and Restated Investors’ Rights Agreement, dated as of October 21, 2004 and (y) if applicable, the notice requirement, the right of first refusal and/or the co-sale right pursuant to Sections 2, 3 and 4, respectively, of the Amended and Restated Co-Sale and Right of First Refusal Agreement, dated as of October 21, 2004).
5.11    Release. Effective upon the Closing, each Shareholder hereby irrevocably waives, releases and discharges the Acquired Companies, the Buyer and each of their respective Affiliates and representatives (each, a “Released Party”) of and from any and all Liabilities and obligations to such Shareholder of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification) that are owed by any Acquired Company, arising from any act, omission or event occurring on or prior to the Closing, whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities or obligations that arise from or are related to this Agreement and the transactions contemplated hereby), and each Shareholder agrees that he, she or it will not seek to recover any amounts solely in connection therewith or thereunder from any Acquired Company, the Buyer or any of their respective Affiliates or representatives; provided, however, nothing contained herein shall release any Released Party from any Liabilities or claims arising from or in connection with any fraud, bad faith, knowing actions or criminal violations by such Released Party.
5.12    Representative.
(a)    Each Shareholder irrevocably appoints Ben Yang (the “Representative”) with power of designation and assignment as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Shareholder with the full power, without the consent of such Shareholder, to exercise as the Representative in its sole discretion deems appropriate, the powers which such Shareholder could exercise under the provisions of this Agreement and to take all actions necessary or appropriate in the judgment of the Representative in connection with this Agreement, which shall include the power and authority to amend, modify, waive or provide consent with respect to, any provision of this Agreement and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and the consummation of the transactions contemplated hereby as the Representative, in its sole discretion, may deem necessary or desirable; provided that the Representative may not amend this Agreement without the consent of such Shareholder if the consideration to be received by such Shareholder pursuant to Article II hereof will be reduced by the proposed amendment or if such Shareholder will be disproportionately and adversely affected by the proposed amendment relative to the other Shareholders of the same class. The Representative shall have the power to waive, on behalf of each Shareholder, any attorney-client privileges in connection with communications between such Shareholder and counsel to the Acquired Companies in connection with the transactions contemplated hereunder. The Buyer and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Representative as being legally binding acts of each Shareholder individually and the Shareholders collectively. The appointment and power of attorney granted by each Shareholder to the Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Shareholder or the occurrence of any other event or events.
(b)     Each Shareholder acknowledges and agrees that the Representative will not be liable to such Shareholder for any act done or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Shareholders will jointly and severally indemnify the Representative and hold it harmless against any Losses incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement.
(c)    The Shareholders will reimburse the Representative for their pro rata share, of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Representative that arise out of or are in connection with the acceptance or administration of the Representative’s duties under this Agreement.
5.13    Rule 144 Matters.
(a)    The Buyer agrees that, for one (1) year following the Closing, it will file such reports required to be filed by it under the Securities Act and the Exchange Act and the rules promulgated thereunder and that it will take such further action as required by Rule 144 to the extent required from time to time to enable such Shareholder to sell the Exchange Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
(b)    The Buyer agrees that it will use commercially reasonable efforts to, at its own cost, cause its general counsel or an outside legal counsel acceptable to the transfer agent of the Buyer to issue legal opinions on behalf of any Shareholder as reasonably requested by such Shareholder so that any restrictive legend placed on the certificates of the Exchange Shares held by such Shareholder may be removed in connection with any sale of such Exchange Shares pursuant to Rule 144.
(c)    If, during the six (6) months following the Closing, there is (i) a sale or conveyance by the Buyer of all or substantially all of its assets, (ii) an acquisition of the Buyer by another Person by means of merger, consolidation, share sale or another form of corporate reorganization in which the Buyer Common Shares are exchanged for other securities or other consideration, or (iii) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Buyer representing fifty percent (50%) or more of the total voting power of the Buyer (a “Buyer Change of Control Event”), the Buyer agrees to use its commercially reasonable efforts to effect a registration or qualification of the Exchange Shares held by the Shareholders before the consummation of such Buyer Change of Control Event or otherwise ensure such Exchange Shares are not adversely affected relative to other Buyer Common Shares in connection with such Buyer Change of

Control Event.
5.14    Preservation of Records. After the Closing, the Buyer agrees, and agrees to cause the Acquired Companies to act in such a manner, to preserve and keep the records held by it relating to the business of the Acquired Companies for a period of six (6) years from the Closing Date, and shall make such records and applicable personnel reasonably available to the Shareholders as may be reasonably required in connection with, among other things, any insurance claims, legal proceedings or Tax audits or governmental investigations by or against the Shareholders or any of their Affiliates or to enable the Shareholders to comply with their respective obligations under this Agreement.
5.15    D&O Indemnification and Exculpation. The Buyer, from and after the Closing Date, shall cause the Organizational Documents of the Company to contain provisions no less favorable to the individuals who on or prior to the Closing Date were directors, officers or employees of any of the Acquired Companies (“D&O Indemnitees”) with respect to indemnification and limitation of certain Liabilities of such D&O Indemnitees relating to matters arising on or prior to the Closing Date than are set forth in the Articles of Association of the Company as of the date of this Agreement.
5.16    Employee Benefits. With respect to the employees of the Acquired Companies immediately prior to the Closing and who continue their employment with the Company or any of its Subsidiaries, as applicable (the “Continuing Employees”), after the Closing the Buyer agrees to cause the Acquired Companies to (i) for a period of at least twelve (12) months, maintain the same wage rates or base salary for such Continuing Employees as in effect immediately prior to the Closing, (ii) pay bonuses to such Continuing Employees for the calendar year 2010 in accordance with the bonus policy of the Company in effect immediately prior to the Closing (provided that nothing in this Section 5.16 shall prevent the Buyer from changing such bonus policy or implementing a new bonus policy for the calendar year 2011 and thereafter), and (iii) credit periods of service prior to the Closing Date for purposes of determining eligibility, vesting and benefit entitlement under all compensation and benefit plans, programs and policies maintained by the Acquired Companies after the Closing. Notwithstanding anything contained herein to the contrary, nothing in this Section 5.16 shall prevent the Buyer from terminating the employment of any such Continuing Employee.
5.17    NASDAQ Matters. The Buyer shall promptly prepare and submit to The NASDAQ Stock Market all reports, applications and other documents and shall take all other actions that may be required to enable all the Exchange Shares to be listed for trading on The NASDAQ Global Market.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to Obligations of the Buyer and the Shareholders. The obligations of the Buyer and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
(a)    No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(b)    No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
(c)     The transactions contemplated by the Common Share Purchase Agreement shall have consummated simultaneously with the transactions contemplated by this Agreement.
(d)Solely with respect to the Special Shareholder, the approval described on Section 6.1(d) of the Shareholders’ Disclosure Schedule (the “Special Shareholder Approval”) has been duly received. For the avoidance of doubt, the condition described in this Section 6.1(d) is only for the purchase and sale of the Shares owned by the Special Shareholder, and it has no effect on the purchase and sale of the Shares owned by any other Shareholders.
6.2    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) of the following further conditions:
(a)    The aggregate number of the Shares to be purchased upon the Closing pursuant to the terms of this Agreement shall be no less than 5,000,000.
(b)    Each of the representations and warranties made by the Shareholders in this Agreement that is qualified by materiality shall be true and correct when made and as of the Closing as if made at and as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
(c)    The Shareholders and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing.
(d)    No event should have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
(e)The Buyer shall have received certificates dated the Closing Date signed by (i) a duly authorized representative of each of AOI Electronics Co., Ltd., Crown Crystal Investments Limited and Nokia Venture Partners II L.P. (in each case, on behalf of such Shareholder individually and not in a representative capacity on behalf of all the Shareholders or any group thereof or any Acquired Company) to the effect that the conditions set forth in Sections 6.2(b) and 6.2(c) (only with respect to obligations and covenants of such Shareholder) have been satisfied, and (ii) an officer of the Company to the effect that conditions set forth in

Sections 6.2(c) (only with respect to obligations and covenants of the Company) and 6.2(d) have been satisfied.
(f)The consents, approvals and copies of the notices (if any) listed on Section 6.2(f) of the Shareholders’ Disclosure Schedule shall have been obtained or provided in form and substance reasonably satisfactory to the Buyer and each such consent, approval or notice (i) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (ii) shall be in full force and effect.
(g)The Shareholders and the Company shall have executed and delivered (or caused to be executed and delivered) to the Buyer all agreements and other documents required to be executed and delivered to the Buyer pursuant to this Agreement at or prior to the Closing (including share certificates for the Shares and all other certificates, documents and instruments required to be delivered to the Buyer at the Closing pursuant to Section 2.3(b)).
6.3    Conditions to Obligations of the Shareholders. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Representative in its sole discretion) of the following further conditions:
(a)    Each of the representations and warranties made by the Buyer in this Agreement that is qualified by materiality shall be true and correct when made and as of the Closing as if made at and as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
(b)    The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.
(c)    No event should have occurred that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole.
(d)    The Shareholders shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
(e)    The Exchange Shares shall have been authorized for listing on The NASDAQ Global Market, subject to official notice of issuance.
(f)    The Buyer shall have executed and delivered to the Shareholders all agreements and other documents required to be executed and delivered to the Shareholders pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Shareholders the Closing pursuant to Section 2.3(a))

and the Buyer shall have made the payments and delivered the share certificates required to be made and delivered by the Buyer at the Closing pursuant to Sections 2.3(a)(i) and 2.3(a)(ii), respectively.
ARTICLE VII
TERMINATION
7.1    Termination.
(a)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(i)by mutual written consent of the Buyer and the Representative;
(ii)by the Buyer or the Representative if the Closing does not occur on or before December 6, 2010; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;
(iii)by the Buyer if (A) the Shareholders or the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Shareholders or the Company, as applicable, such that the closing condition set forth in Section 6.2(c) would not be satisfied, (B) there exists a breach of any representation or warranty of the Shareholders contained in this Agreement such that the closing condition set forth in Section 6.2(b) would not be satisfied or (C) following the date hereof an event has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, (1) in the case of clause (A) and (B) of this Section 7.1(a)(iii), that such breach is not cured by the Shareholders or the Company, as applicable, within ten (10) Business Days after the Shareholders or the Company, as applicable, receives written notice of such breach from the Buyer and (2) the Buyer shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 7.1(a)(iii) if, at the time of such termination the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied;
(iv)by the Representative if (A) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 6.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied or (C) following the date hereof an event has occurred that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided, (1) in the case of clause (A) and (B) of this Section 7.1(a)(iv), that such breach is not cured by the Buyer within ten (10) Business Days after the Buyer receives written notice of such breach from the Representative and (2) the

Representative shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 7.1(a)(iv), if, at the time of such termination the Shareholders or the Company is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 6.2(b) or Section 6.2(c), as applicable, would not be satisfied;
(v)by the Buyer or the Representative if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement and such Order or other Action is final and non-appealable.
(vi)by the Buyer or the Special Shareholder if the Special Shareholder Approval has not been obtained on or before December 6, 2010; provided that such termination shall be effective solely with respect to the purchase and sale of the Shares owned by the Special Shareholder.
(b)    The party desiring to terminate this Agreement pursuant to Sections 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv), or 7.1(a)(v) shall give written notice of such termination to the other parties hereto.
7.2    Effect of Termination. In the event of termination of this Agreement in accordance with Section 7.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any claim for intentional and bad faith breach of any representation, warranty, covenant or agreement set forth in this Agreement before such termination); provided, that the provisions of Sections 5.4, 5.5, 5.8, 5.12 and 7.2, Article VIII and Article IX will survive any termination hereof pursuant to Section 7.1. To the extent the Agreement has been duly terminated pursuant to Section 7.1(a)(vi), all rights and obligations of the Special Shareholder under this Agreement shall terminate in their entirety with respect to the Special Shareholder as if the Special Shareholder has never been a party to this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival.
(a)    Except as otherwise expressly provided in this Agreement, the representations and warranties of the Shareholders and the Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by an investigation or knowledge of the subject matter thereof made by or on behalf of the Buyer or the Shareholders.
8.2    Indemnification by the Shareholders.
a)    Subject to the limitations set forth herein, each Shareholder shall, severally but not jointly, indemnify and defend the Buyer and its Affiliates (including, after the Closing,

each Acquired Company) and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by such Shareholder in this Agreement or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement (without regard and without giving effect to any “materiality” or similar qualification contained in any such representation or warranty); (ii) any breach by such Shareholder or the Company of any covenant or agreement contained in this Agreement (without regard and without giving effect to any “materiality” or similar qualification contained in any such covenant or agreement); or (iii) any Losses arising under PRC Section 698 that are attributable to such Shareholder.
(b)    The aggregate Liability for indemnification of each Shareholder under this Section 8.2 shall be limited to the amount of net proceeds received by such Shareholder pursuant to Section 2.1 hereof (provided that each Exchange Share received by such Shareholder at the Closing shall be valued at $11.50 per share).
(c)    The Buyer Indemnitees shall not be entitled to indemnification for any Loss or Losses pursuant to Section 8.2(a)(i) (the “Buyer Warranty Losses”) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds one percent (1%) of the aggregate purchase price paid pursuant to this Agreement upon the Closing (provided that each Exchange Share received at the Closing shall be valued at $11.50 per share) (the “Buyer Deductible”) and then only to the extent that the Buyer Warranty Losses exceed the Buyer Deductible, provided that the limitations set forth in this Section 8.2(c) shall not apply to any Loss or Losses based on any breach of the covenants or agreements set forth in Section 5.7 or any Loss or Losses arising under PRC Section 698.
8.3    Indemnification by Buyer.
(a)    The Buyer shall indemnify and defend the Shareholders, their Affiliates and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Shareholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Shareholder Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement or any certificate or other document furnished or to be furnished to the Company or the Shareholders in connection with the transactions contemplated by this Agreement (without regard and without giving effect to any “materiality” or similar qualification contained in any such representation or warranty); or (ii) any breach by the Buyer of any covenant or agreement contained in this Agreement (without regard and without giving effect to any “materiality” or similar qualification contained in any such covenant or agreement).
(b)    The aggregate Liability for indemnification of the Buyer to each Shareholder under this Section 8.3 shall be limited to the amount of net proceeds received by such Shareholder pursuant to Section 2.1 hereof (provided that each Exchange Share received by such Shareholder at the Closing shall be valued at $11.50 per share).
(c)    The Shareholder Indemnitees shall not be entitled to indemnification for any Loss or Losses pursuant to Section 8.3(a)(i) (the “Shareholder Warranty Losses”) unless and until the aggregate amount of all Shareholder Warranty Losses incurred by the Shareholder Indemnitees exceeds one percent (1%) of the aggregate purchase price paid pursuant to this Agreement upon the Closing (provided that each Exchange Share received at the Closing shall be valued at $11.50 per share) (the “Shareholder Deductible”) and then only to the extent that the Shareholder Warranty Losses exceed the Shareholder Deductible.
8.4    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy (other than injunctive relief) with respect to any breach, inaccuracy or misrepresentation, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification pursuant to this Article VIII.
8.5    Knowledge; Company Breaches. No information provided to the Buyer, its Affiliates or their respective representatives (including (x) notices delivered pursuant to Section 5.3(b) and (y) information obtained by the Buyer, its Affiliates and its representatives in connection with the Buyer’s investigation of the Acquired Companies prior to the date hereof) shall modify, diminish or in any other way affect the Buyer’s remedies (including its right to indemnification), or prevent or cure any inaccuracies in, misrepresentations or breaches of representations or warranties, or breaches of covenants made by the Shareholders or the Company in this Agreement or (y) be deemed to amend, modify or supplement the Shareholders’ Disclosure Schedules in this Agreement, or (z) have an effect on the satisfaction of the conditions to the Closing set forth in Article VI. Notwithstanding anything to the contrary herein, in the event that (x) the Company delivers written notices to the Buyer or any of its Affiliates or representatives pursuant to Section 5.3(b) prior to the Closing informing the Buyer of any action or omission that is or would reasonably be expected to result in a breach or default of any of the Acquired Companies of any of their respective covenants or obligations under this Agreement, and (y) the Buyer shall proceed with the Closing, then, from and after the Closing, none of the Shareholders, their respective Affiliates and each of their respective representatives shall have any Liability solely for any such Acquired Company’s breach or default to the extent disclosed and the Buyer shall be deemed to have waived each such potential claim with prejudice.
ARTICLE IX
MISCELLANEOUS
9.1    Notices.
(a)    For a notice or other communication (a “Notice”) under this Agreement to be valid, it must be in writing and signed by the sending party (including electronic signatures in the case of e-mail Notices), and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) overnight courier, with all fees prepaid, (iv) facsimile, with confirmation of transmission, or (v) by e-mail to the addresses set forth herein.
(b)    For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this Section 9.1.
If to the Representative or any Shareholder:
Ben Yang
38C, # 7, Lane 500, Chang De Lu,
Shanghai, China 200040
Facsimile No.: +86-21-52925822
E-mail: ben@pvp.com.tw
The party sending the Notice shall also send an informational copy of each Notice to:
O’Melveny & Myers LLP
31st Floor, AIA Central, 1 Connaught Road Central
Hong Kong
Attention:  Douglas C. Freeman
Telephone No.: +852 3512-2380
Facsimile No.: +852 2522-1760
E-mail: dfreeman@omm.com

If to the Buyer:	Alpha and Omega Semiconductor Limited c/o Alpha and Omega Semiconductor Incorporated
475 Oakmead Pkwy
Sunnyvale, CA 94085
Attention: Ephraim Kwok
Facsimile No.: 408-830-9749
E-mail: ekwok@us.aosmd.com

The party sending the Notice shall also send an informational copy of each Notice to:
Morgan, Lewis & Bockius LLP
2 Palo Alto Square
3000 El Camino Real, Suite 700
Palo Alto, CA 94306
Attention: Lucas Chang
Facsimile No.: 650-843-4001
E-mail: lchang@morganlewis.com
(c)    Subject to Section 9.1(d), a valid Notice is effective when received by the receiving party in accordance with Sections 9.1(a) and 9.1(b). A Notice is deemed to have been received as follows:
(i)    If it is delivered in person or sent by registered or certified mail or by overnight courier, upon the earlier of (A) receipt as indicated by the date on the signed receipt or as otherwise established by the sending party and (B) two (2) Business Days after the

Business Day on which it is sent to the receiving party. If it is delivered by facsimile or e-mail, on the date the facsimile or e-mail is transmitted with confirmation of transmission.
(ii)     If the receiving party rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no Notice was given, then upon that rejection, refusal or inability to deliver.
(d)    If a Notice is received after 5:00 p.m. PST on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. PST on the next Business Day.
(e)     If more than one method for delivery of a Notice under Section 9.1(a) is used, the earliest Notice date under Section 9.1(c) will control.
(f)     If a Notice is to be given under this Section 9.1 to a permitted successor or assign of a person or entity, then such Notice shall be given in accordance with this Section 9.1 to such successor or assign.
9.2    Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the Buyer, the Company and the Representative (on behalf of the Shareholders). No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 9.2 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.
9.3    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated; provided that the Shareholders and those shareholders of the Company who desire to sell the Common Shares to the Buyer pursuant to the Common Share Purchase Agreement shall be responsible for all their pro rata share of costs and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated hereby in excess of $175,000. For the purpose of clarity, this Section 9.3 and Section 9.3 of the Common Share Purchase Agreement encompass the entire agreement of the parties with respect to the share of the Acquired Companies’ costs and expenses. Nothing in this Section 9.3 and Section 9.3 of the Common Share Purchase Agreement shall be construed to mean that the Acquired Companies shall be responsible for paying costs and expenses of more than $175,000.
9.4    Assignment and Delegation.
(a)    No party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (i) with the other parties’ prior written consent, and

(ii) the Buyer may assign its rights and obligations under this Agreement, in whole or in part, (A) to any of its Affiliates or (B) to any subsequent purchaser of all or substantially all of the assets of the Acquired Companies. No party shall unreasonably withhold its consent to assignment. For purposes of this Section 9.4, (i) ”assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) a “change of control” is deemed an assignment of rights and (iii) ”merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation
(b)    Any purported assignment of rights or delegation of obligations in violation of this Section 9.4 is void.
9.5    Successors and Assigns.
(a)    If a permitted assignment of rights occurs, the non-assigning party is deemed to have agreed to perform in favor of the assignee.
(b)    If a permitted assignment of rights occurs, (i) a contemporaneous delegation is deemed to have occurred, and (ii) the assignee is deemed to have assumed the assignor’s performance obligations in favor of the non-assigning party; except in each case where evidence exists to the contrary.
(c)    For purposes of this Section 9.5, (i) ”assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) ”assignee” means any successor or assign of the assignor; (iii) a “change of control” is deemed an assignment of rights, and (iv) ”merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation.
9.6    Governing Law. The Laws of the State of California, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.
9.7    Arbitration.
(a)    Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.
(b)    The arbitration shall be conducted in Hong Kong and administrated by the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party hereto shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of California. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.
(c)    The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as amended in 2010, which rules are deemed to be incorporated by reference into this Section 9.7. However, if such rules are in conflict with the provisions of this Section 9.7, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.7 shall prevail.
(d)    The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of California and shall not apply any other substantive law.
(e)    Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
(f)    The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.
(g)    Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
9.8    Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.
9.9    Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article VIII, the other Buyer Indemnitees, the other Shareholder Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, in the case of Section 5.6, the holders of Company Share Options and Eligible Employees, in the case of Section 5.15, the D&O Indemnitees, and in the case of Section 5.16, the Continuing Employees are intended third party beneficiaries of the provisions contained in such Article.
9.10    Entire Agreement. This Agreement, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitute the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement, except for the Confidentiality Agreement between the Buyer and the Company dated November 16, 2010 which will continue in full force and effect in accordance with its terms. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.
9.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
9.12    Disclosure Schedule. The Shareholders’ Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article III. The Buyer’s Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article IV. Each exception to a representation and warranty set forth in such Disclosure Schedule shall qualify the specific representations and warranties which are referenced in the applicable section of such Disclosure Schedule, and all other sections of such Disclosure Schedule if it is reasonably evident from the face of such disclosure that such information would be an appropriate disclosure in such other sections. Nothing in the Shareholders’ or Buyer’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such Disclosure Schedule identifies the exception with reasonable particularity. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself).
9.13    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.
9.14    Specific Performance. The Buyer, the Company and the Shareholders each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
9.15    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BUYER:

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By: /s/ MIKE F CHANG
Name: Mike F. Chang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
ACQUIRED COMPANY:
AGAPE PACKAGE MANUFACTURING LTD.
By: /s/ Min Juang
Name: Min Juang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
REPRESENTATIVE:
BEN YANG

/s/ Ben Yang

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:
AOI ELECTRONICS CO., LTD.

By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:
BUDWORTH INVESTMENTS LTD.
By: /s/ Min Juang                        Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:
CHENGWEI VENTURES EVERGREEN
            FUND L.P.
By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:
CMF TECHNOLOGY FUND I LTD.
By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:
CHINA-SINGAPORE SUZHOU INDUSTRIAL PARK VENTURE CO., LTD.
By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:

CROWN CRYSTAL INVESTMENTS LIMITED
By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:

HARBINGER II (BVI) VENTURE CAPITAL CORP.
By: /s/ Min Juang
Name: Min Juang
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:

JAFCO ASIA TECHNOLOGY FUND II
By: /s/ Hiroshi Yamada
Name: Hiroshi Yamada
Title: Attorney

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:

NOKIA VENTURE PARTNERS II L.P.
By: NVP II, LLC
Its General Partner
By: /s/ Andrew Thornborrow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SHAREHOLDER:

NVP II AFFILIATES FUND L.P.
By: NVP II, LLC
Its General Partner
By: /s/ Andrew Thornborrow

Schedule A
Shareholders

Name	Number of Shares Owned	Number of Shares to be Exchanged for Cash	Number of Shares to be Exchanged for Buyer Common Shares
AOI Electronics Co., Ltd.	5,000,000	2,000,000	3,000,000
Budworth Investments Ltd.	910,000	364,000	546,000
Chengwei Ventures Evergreen Fund, L.P.	1,000,000	400,000	600,000
CMF Technology Fund I Ltd.	1,500,000	600,000	900,000
China-Singapore Suzhou Industrial Park Venture Co., Ltd.	2,000,000	800,000	1,200,000
Crown Crystal Investments Limited	5,000,000	2,000,000	3,000,000
Harbinger II (BVI) Venture Capital Corp.	390,000	156,000	234,000
JAFCO Asia Technology Fund II	1,500,000	600,000	900,000
Nokia Venture Partners II L.P.	4,944,577	1,977,831	2,966,746
NVP II Affiliates Fund L.P.	55,423	22,169	33,254